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                    July 19, 2022

       WeiQun Chen
       Chairman, Chief Executive Officer, and Director
       Novagant Corp.
       Flat D, 32/F, The Masterpiece, 18 Hanoi Road, Kowloon, Tsim Sha Tsui, Hong Kong 19801

                                                        Re: Novagant Corp.
                                                            Amendment No. 6 to
Registration Statement on Form 10-12G
                                                            Filed June 24, 2022
                                                            File No. 000-26675

       Dear Mr. Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation